Free Writing Prospectus

VanEck Merk Gold Trust

2024-04-24 Delivery Application

0001546652

Pursuant to 433/164

333-238022

www.merkgold.com 855 - MRK - OUNZ (c) 2024 Merk Investments LLC

Delivery Application Instructions Step 1. File Delivery Application Verify that all the information is accurate within each section of the Delivery Application . Please visit the FAQ section of www . merkgold . com or contact Merk Investments LLC (Sponsor) at (855) MRK - OUNZ with any questions . Once you have verified that all the information is accurate on the Delivery Application, you must wire the Processing Fee to the Sponsor using the instructions in Section D of the Delivery Application . After the Processing Fee has been wired, you may submit the Delivery Application to the Sponsor for pre - approval . Please submit your Delivery Application online at www . merkgold . com/delivery, via fax to (650) 745 - 7045 or by mail to : Merk Investments LLC Attn: VanEck Merk Gold Trust 1150 Chestnut St Menlo Park, CA 94025 Please allow 3 business days for processing once the Sponsor has received the Delivery Application . If the Sponsor approves the Delivery Application, the Sponsor will return the pre - approved Delivery Application to you by email at the email address specified in Section A . If you do not have an email address, please contact the Sponsor . SECTION A Complete Section A with current share owner information . Delivery Applicants not residing in the U . S . should contact the Sponsor to inquire about additional documents and information required to process the Delivery Application . SECTION B A Delivery Applicant must specify the type and quantity of gold which the Delivery Applicant requests to receive in exchange for shares . Separate Delivery Applications are required for each type of gold the Delivery Applicant requests to receive . No separate Delivery Fee is charged for delivery of gold coins and bars to destinations in the lower 48 States ; a Delivery Fee may apply to the Delivery Applicant for deliveries of London Bars within, and gold bars and coins outside, of the lower 48 States . SECTION C The Trust will ship gold to a Delivery Applicant fully insured using accepted business practices for precious metals delivery that may include, amongst others, use of a conventional shipping carrier (e . g . , U . S . Postal Service, Federal Express, United Parcel Service) ; or an armored transportation service . A Delivery Applicant can utilize a shipping carrier only if insurance requirements can be met and the Delivery Applicant and the Sponsor agree on an acceptable delivery destination . Armored Transportation Service will only deliver to certain trusted locations ; an Armored Transportation Service does not deliver to residential addresses . Please contact Sponsor at 855 - MRK - OUNZ to discuss the delivery method and location . London Bars will only be transported using Armored Transportation Service . The Sponsor may decline a Delivery Application if no delivery method or location is agreed upon . Please note that large shipments of gold may be delivered over multiple days . SECTION D Processing Fees include an Exchange Fee related to an exchange of shares for gold and, if applicable, a Delivery Fee related to the delivery of the gold to the Delivery Applicant . Please wire the Processing Fees before submitting the Delivery Application to the account specified in the Delivery Application (Section D) . The Sponsor will only consider applications that are submitted together with the applicable Processing Fees . If any Delivery Application is rejected, the Processing Fees will be returned to the Delivery Applicant . www.merkgold.com 855 - MRK - OUNZ (c) 2024 Merk Investments LLC

SECTION E Please review SECTION E carefully, as this section limits a Delivery Applicant’s rights to make any complaint or objection concerning the shipment, delivery or receipt of the gold to be delivered to the Delivery Applicant for the Surrender of their shares . SECTION F All share owners must sign the Delivery Application . Step 2 . Submit Pre - Approved Delivery Application to Broker Submit the pre - approved Delivery Application to your broker to instruct them to execute the transaction . The Delivery Applicant must provide the pre - approved Delivery Application to his or her broker - dealer to effect the exchange of shares for gold . The Delivery Application will be used by your broker to verify the Delivery Applicant's holdings and execute the transaction . Step 3 . Gold is Delivered to the Applicant Delivery Applicant receives specified type and quantity of gold . * * * All fees are subject to change upon notice, which shall be published on the Trust's website . In times of increased volatility, the Exchange Fee may reference a more recent price of gold, which shall be published on the Trust's website . www.merkgold.com 855 - MRK - OUNZ (c) 2024 Merk Investments LLC

VANECK MERK GOLD TRUST DELIVERY APPLICATION

SECTION A

Delivery Applicant Information (Information must match brokerage account)

Full legal name (First, Middle, Last Name):
Email address:
Social Security or Taxpayer ID, DOB: <not displayed>
Address (Street, City, Zip): , , , , ,
Phone Number:

Provide your brokerage firm's wiring instructions for Cash Proceeds

Brokerage firm where Shares are held: [ ]	DTC #

Bank: ; ABA
For Benefit Of: A/C#
For Further Credit to: A/C #

SECTION B

Share Submission Quantity and Processing Fees (Delivery Fee, if applcable)

Exchange Fee	Delivery Fee	Processing Fee (Exchange+Delivery Fee)	Approx. Cash Proceeds
			$

Share Submission Quantity, Share Submission Day and Grace Period

TYPE OF GOLD: NUMBER OF BARS OR COINS:

SHARE SUBMISSION QUANTITY	SHARE SUBMISSION DAY:	Grace Period (filled in by Sponsor)
# of shares:		

SECTION C

Delivery Address and Method

Contact at delivery address:
Address: ,

City:	State:	Zip:	Country: USA
Phone:	Delivery Method:		

SECTION D

Processing Fee wire instructions

Bank: Wells Fargo Bank N.A., San Francisco, CA; ABA #121 000 248 For Benefit Of: Merk Investments LLC A/C# 929 667 1085 Reference: Delivery Application ___________	Processing Fee

SECTION E

Limitation on Claims Concerning Delivered Physical Gold

The Delivery Applicant will have two business days following the receipt of the gold to notify the Sponsor in writing of any complaints or objections concerning the shipment, delivery or receipt of the gold and, in the absence of any such objection or complaint, the Delivery Applicant will be deemed to have accepted receipt of the gold in full satisfaction of the gold due the Delivery Applicant and to have waived any and all claims the Delivery Applicant may have concerning the gold received by the Delivery Applicant.

SECTION F

Legal Shareholders Signatures

Signature(s)/co-signature (if applicable) and Date

SECTION G

Sponsor Pre-Approval

Sponsor Signature and Date Application ID: ___________

www.merkgold.com 855-MRK-OUNZ
(c) 2024 Merk Investments LLC